Exhibit 99.1

CASUAL MALE RETAIL GROUP, INC.

REPORTS FIRST QUARTER 2010 RESULTS

First Quarter Earnings $0.09 Per Diluted Share versus $0.01 Per Diluted Share Last Year

CANTON, MA (May 20, 2010) — Casual Male Retail Group, Inc. (NASDAQ: “CMRG”), the largest retailer of big & tall men’s apparel and accessories, today reported operating results for the first quarter ended May 1, 2010.

First Quarter Highlights (1QFY10 vs. 1QFY09)

•	Net income increased to $4.2 million, or $0.09 per diluted share, from a net income of $0.3 million, or $0.01 per diluted share

•	Comparable sales decreased 0.7% and total sales decreased 2.6% to $95.0 million

•	Gross margin improved 330 basis points to 45.9%

•	Company raises FY 2010 EPS guidance to $0.26 to $0.29 per diluted share from $0.23 to $0.26 per diluted share

David Levin, President and CEO, stated, “We are pleased with our first quarter results, as they were characterized by continuing improvements in comparable sales, gross margin and expense control/operating leverage. In the quarter, we saw a strong customer response to fresh new merchandise around key selling weeks and are encouraged by the overall directional trend in our traffic trends. While customers continue to be mindful of their discretionary spending on apparel, we are seeing an increased willingness to spend when the weather is favorable. Flattening sales trends, along with higher merchandise margin from strong inventory and promotional controls, provide us the confidence to raise our fiscal 2010 EPS guidance range to $0.26 to $0.29 per diluted share from our previous guidance of $0.23 to $0.26 per diluted share.”

Sales

For the first quarter of fiscal 2010, total sales declined 2.6% to $95.0 million and comparable sales declined 0.7% as compared to the prior year’s first quarter. During the first quarter of fiscal 2010, comparable sales for our Rochester business increased 4.6% while comparable sales for our Casual Male XL business decreased by 2.4%. Sales across our direct marketing catalogs and e-commerce businesses increased by 0.6% for the first quarter of fiscal 2010 as compared to the prior year’s first quarter.

Gross Profit Margin

For the first quarter of fiscal 2010, gross margin increased 330 basis points to 45.9%. The increase was the result of a 280 basis point improvement in merchandise margin and a 50 basis point improvement in occupancy costs.

SG&A

On a dollar basis, SG&A expenses decreased 4.1% to $35.6 million for the first quarter of fiscal 2010. As a percentage of sales, SG&A expenses declined 60 basis points to 37.5% in the first quarter of fiscal 2010 as compared to 38.1% in the first quarter of fiscal 2009.

During the first quarter of fiscal 2010, we continued to benefit from the cost reductions that we took during the first half of fiscal 2009. Approximately two-thirds of the savings were the result of improved field productivity with the remaining cost savings resulting from reduced marketing costs.

Interest Expense

Net interest expense for the first quarter of fiscal 2010 decreased to $0.2 million from $0.3 million in the prior year. This decrease was primarily the result of a decrease in total indebtedness over the prior year.

Cash Flow

Free cash flow from operations improved by $2.8 million to $(0.1) million in the first quarter of fiscal 2010 as compared to $(2.9) million in the first quarter of fiscal 2009.

Balance Sheet & Liquidity

Total debt decreased 78.2%, or $43.0 million, to $12.0 million at the end of first quarter of fiscal 2010 from $55.0 million at the end of first quarter of fiscal 2009. At May 1, 2010, the Company had $60.0 million available under its credit line facility.

Inventories decreased 6.6% to $98.7 million at the end of the first quarter of fiscal 2010 from $105.6 million at the end of first quarter of fiscal 2009.

Destination XL

The Company expects to open four Destination XL stores during the second and third quarters of fiscal 2010. The first store, which is scheduled to open July 2010, will be in Schaumburg, Illinois, with stores in Memphis, Tennessee; Las Vegas, Nevada; and Houston, Texas to open by August 2010.

Updated Fiscal 2010 Outlook

As of May 20, 2010, the company is projecting the following for the fiscal year ending January 29, 2011:

•	Comparable sales +1% to -1% with total sales of $385 - $395 million (unchanged)

•	Gross profit margin of 44.9% to 45.4% (previous range 44.6% to 45.2%)

•	SG&A expenses to decline by approximately 2.0% (unchanged)

•	Diluted earnings per share of $0.26-$0.29 (previous range $0.23-$0.26)

•

On a quarterly basis, expect to see improvements in earnings in the third and fourth quarters of fiscal 2010, consistent with the expected 2010 annual improvement to 2009, but no improvement expected in the second quarter

•	Free cash flow of approximately $20 million, which is based on operating cash flow of approximately $30 million less capital expenditures of approximately $10 million (unchanged)

Non-GAAP Measures

In addition to the financial measures prepared in accordance with generally accepted accounting principles (GAAP), the above discussion also refers to non-GAAP free cash flow of $(0.1) million and $(2.9) million for the three months ended May 1, 2010 and May 2, 2009, respectively and estimated non-GAAP free cash flow of $20.0 million for fiscal 2010. The presentation of non-GAAP free cash flow is not a measure determined by GAAP and should not be considered superior to or as a substitute for net income or cash flows from operating activities or any other measure of performance derived in accordance with GAAP. In addition, all companies do not calculate non-GAAP financial measures in the same manner and, accordingly, “free cash flows” presented in this release may not be comparable to similar measures used by other companies. The Company calculates free cash flows as cash flow from operating activities less capital expenditures and less discretionary store asset acquisitions.

	For the three months ended		Projected Cash Flow Fiscal 2010
(in millions)	May 1, 2010	May 2, 2009
Cash flow from operating activities	$0.6	$(2.2)	$30.0
Less: Capital expenditures	(0.7)	(0.7)	(10.0)
Less: Discretionary store asset acquisitions	—	—	—

Estimated Free Cash Flow	$(0.1)	$(2.9)	$20.0

Investors are invited to listen to a broadcast of the Company’s conference call to discuss its earnings results for the first quarter of fiscal 2010. The conference call will broadcast live today, Thursday, May 20, 2010 at 9:00 a.m. Eastern Daylight Time and can be accessed at www.casualmalexl.com and then clicking on the investor relations icon. The call will be archived online within one hour after its completion. Participating in the call will be David Levin, President and Chief Executive Officer, and Dennis Hernreich, Executive Vice President, Chief Operating Officer and Chief Financial Officer.

During the conference call, the Company may discuss and answer questions concerning business and financial developments and trends. The Company’s responses to questions, as well as other matters discussed during the conference call, may contain or constitute information that has not been disclosed previously.

Casual Male Retail Group, Inc., the largest retailer of big and tall men’s apparel with operations throughout the United States, Canada and Europe, operates 457 Casual Male XL retail and outlet stores, 19 Rochester Clothing stores, and direct to consumer businesses which include several catalogs and e-commerce sites. The Company is headquartered in Canton, Massachusetts, and its common stock is listed on the NASDAQ Global Market under the symbol “CMRG.”

Certain information contained in this press release, including the Company’s expectations regarding fiscal 2010, constitutes forward-looking statements under the federal securities laws. The discussion of forward-looking information requires management of the Company to make certain estimates and assumptions regarding the Company’s strategic direction and the effect of such plans on the Company’s financial results. The Company’s actual results and the implementation of its plans and operations may differ materially from forward-looking statements made by the Company. The Company encourages readers of forward-looking information concerning the Company to refer to its prior filings with the Securities and Exchange Commission, including without limitation, its Annual Report on Form 10-K filed on March 19, 2010, that set forth certain risks and uncertainties that may have an impact on future results and direction of the Company.

Forward-looking statements contained in this press release speak only as of the date of this release. Subsequent events or circumstances occurring after such date may render these statements incomplete or out of date. The Company undertakes no obligation and expressly disclaims any duty to update such statements.

For additional information, contact:

Jeff Unger

Vice President of Investor Relations

Casual Male Retail Group, Inc.

561-482-9715

jeffunger@usa.net

John Rouleau

ICR

203-682-8342

John.Rouleau@icrinc.com

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CASUAL MALE RETAIL GROUP, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share data)

	For the three months ended
	May 1, 2010	May 2, 2009
Sales	$94,984	$97,561
Cost of goods sold including occupancy	51,416	56,003

Gross profit	43,568	41,558

Expenses:
Selling, general and administrative	35,631	37,151
Depreciation and amortization	3,324	3,797

Total expenses	38,955	40,948

Operating income	4,613	610

Other income, net	103	93
Interest expense, net	(155)	(330)

Income before income taxes	4,561	373

Provision for income taxes	407	37

Net income	$4,154	$336

Net income per share - basic and diluted	$0.09	$0.01

Weighted-average number of common shares outstanding:
Basic	46,659	41,450
Diluted	47,267	41,450

CASUAL MALE RETAIL GROUP, INC.

CONSOLIDATED BALANCE SHEETS

May 1, 2010 and January 30, 2010

(In thousands)

	May 1,	January 30,
	2010	2010
ASSETS

Cash and investments	$5,554	$4,302
Inventories	98,693	89,977
Other current assets	12,316	10,874
Property and equipment, net	39,375	41,888
Intangibles	32,681	32,809
Other assets	1,211	1,189

Total assets	$189,830	$181,039

LIABILITIES AND STOCKHOLDERS’ EQUITY

Accounts payable, accrued expenses and other liabilities	$55,441	$52,550
Deferred taxes	961	769
Deferred gain on sale-leaseback	23,080	23,446
Notes payable	5,637	3,475
Long-term debt, including current portion	6,358	7,576
Stockholders’ equity	98,353	93,223

Total liabilities and stockholders’ equity	$189,830	$181,039